Exhibit 99.1

For Immediate Release
Contact:	Jerry Daly, Carol McCune	Peter Willis
	Daly Gray Public Relations	Chief Investment Officer
	(Media)	(Acquisitions)
	jerry@dalygray.com	pwillis@cl-trust.com
	(703) 435-6293	(561) 227-1387
Chatham Lodging Trust Signs Contract to Acquire Upscale
Extended Stay Hotel in Greater Metropolitan New York Area
     PALM BEACH, Fla., June 18, 2010—Chatham Lodging Trust (NYSE: CLDT), a hotel real estate investment trust (REIT) focused on upscale extended-stay hotels and premium branded select-service hotels, today announced that it has signed a contract to acquire an upscale extended stay hotel in Greater Metropolitan New York area in an all-cash transaction for $21.3 million. The new hotel represents the 11th hotel acquired or under contract to purchase by Chatham since its April 21, 2010 initial public offering.
     “This is a very well-located property with superb visibility and accessibility,” said Jeffrey H. Fisher, Chatham’s chief executive officer. “It is in a market with one of the highest barriers to new competition in the country.
     “We have an aggressive appetite for properties and continue to work our extensive contacts and relationships to source transactions both on and off the market,” Fisher said. “This acquisition continues our focus on acquiring upscale extended-stay hotels and premium-branded select-service properties, either as multi-property portfolios or individual hotels, located in major markets with high barriers to entry near strong demand generators.”
     Completion of the new hotel acquisition is subject to satisfactory completion of due diligence and customary closing conditions.
About Chatham Lodging Trust
     Chatham Lodging Trust is a self-advised real estate investment trust that was organized to invest in upscale extended-stay hotels and premium-branded select service hotels. The company currently owns six hotels with an aggregate of 813 rooms/suites and with the addition of this contract has a total of five other hotels under contract to purchase. Additional information about Chatham may be found at www.chathamlodgingtrust.com.
     This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about Chatham Lodging Trust, including those statements regarding acquisitions, capital expenditures, future operating results and the timing and composition of revenues, among others, and statements containing words such as “expects,” “believes” or “will,” which indicate that those statements are forward-looking. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results or performance to differ materially from those discussed in such statements. Additional risks are discussed in the company’s filings with the Securities and Exchange Commission.